Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Total System Services, Inc.:
We consent to the incorporation by reference in the registration statements (No. 2-92497, No. 33-17376, No. 333-25401, No. 333-41775, No. 333-104142, No. 333-142791, and No. 333-148449) on Form S-8 and the registration statement (No. 333-155605) on Form S-3 of Total System Services, Inc. of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in or are incorporated by reference in the December 31, 2008 annual report on Form 10-K of Total System Services, Inc.
Our report dated February 26, 2009, on the consolidated financial statements, refers to a change in the method of accounting for income taxes in 2007 upon the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an Interpretation of FASB Statement No. 109. Our report also refers to a change in the method of accounting for defined benefit pension and other postretirement plans in 2006 upon the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Atlanta, Georgia
February 26, 2009